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DOUGLAS G. HOUSER AND ORIN C. SMITH ANNOUNCE RETIREMENT FROM NIKE BOARD OF DIRECTORS

BEAVERTON, Ore., June 18, 2015 - NIKE, Inc. (NYSE:NKE) announced today Douglas G. Houser and Orin C. Smith have decided to retire from the Nike Board of Directors and not stand for re-election at the annual meeting of shareholders in September 2015.

Houser, 80, who joined Nike’s board in 1970 serves as a member of the board’s Corporate Responsibility and Sustainability Committee and its Nominating and Corporate Governance Committee. Smith, 73, who joined the board in 2004, serves as Chair of the board’s Finance Committee, and as a member of its Audit Committee.

“For many years we’ve been privileged to have both Doug Houser and Orin Smith as influential directors on our board. They have provided valuable insight and contributions and I’m extremely grateful for the leadership they have brought to Nike over the years,” said chairman of the board Philip H. Knight. “Doug joined the board before the birth of the Nike brand and provided valuable guidance to the company through its challenging formative years to become the world’s leading athletic footwear, apparel, and equipment brand. Orin has provided seasoned financial guidance and leadership, resulting in the company’s fiscal strength and tremendous growth opportunities that we see today. Doug and Orin have given me thoughtful counsel over the years, and I will sincerely miss them.”

Houser and Smith will serve until the 2015 shareholder meeting. The board will announce the succeeding chair of the board’s Finance Committee after that meeting.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nike.com and individuals can follow @Nike.